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               Consent of Independent Certified Public Accountants
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Medical Device Technologies, Inc.
San Diego, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated January 31, 1997, relating to the consolidated financial statements of Medical Device Technologies, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/S/BDO SEIDMAN, LLP

Los Angeles, California
December 5, 1997